Exhibit 10.1

Kodiak Sciences Inc.

2021 Long-Term Performance Incentive Plan

1. General.

(a) Purpose. As part of its employee compensation program, Kodiak Sciences Inc. (the “Company”) has adopted this 2021 Long-Term Performance Incentive Plan (the “Plan”), effective as of August 12, 2021 (the “Effective Date”), subject to Section 2 below. The purpose of the Plan is to help attract and retain key employees by providing them with additional incentives and to encourage such employees to contribute maximum effort towards supporting the Company’s next phase of transformational performance and growth.

(b) Eligible Employees. An employee of the Company shall be eligible to participate in the Plan if (i) such employee is at Grade Level 10 or above at the Company and (ii) such employee has agreed to participate in the Plan by executing and returning an Election Form to the Company within the time period required therein. Notwithstanding the foregoing, the determination of whether an employee may participate in the Plan shall be made by the Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

2. Stockholder Approval Required. The Plan shall be subject to stockholder approval at a special meeting of the Company’s stockholders to be held as soon as practicable following the Effective Date. If such stockholder approval is not obtained, then each Award granted under the Plan will be forfeited and each Participant will receive 100% of his or her Annual LTI Awards for fiscal year 2021. If such stockholder approval is obtained, each Participant will forego a portion of each Annual LTI Award that may be granted by the Company to the Participant during the Performance Period, with such foregone portion being specified in his or her Election Form.

3. Administration of the Plan.

(a) Powers of the Administrator. The Administrator shall have the authority, in its discretion:

(1) to select the employees to whom Awards may be granted pursuant to the Plan;

(2) to determine the number of Shares to be covered by each Award granted pursuant to the Plan;

(3) to approve the forms of Award Agreements for use under the Plan;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted pursuant to the Plan. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator shall determine;

(5) to construe and interpret the terms of the Plan and the Awards granted pursuant to the Plan;

(6) to modify or amend each Award, including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of Awards;

(7) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(8) to make all other determinations deemed necessary or advisable for administering the Plan.

(b) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants.

1

4. Stock Subject to the Plan. Subject to the provisions of Section 6 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 5,502,334 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

5. Awards.

(a) Each Award granted under the Plan will be a Nonstatutory Stock Option.

(b) The term of each Award will be stated in the Award Agreement.

(c) Exercise Price.

(1) The per Share exercise price of each Award will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) At the time an Award is granted, the Administrator will fix the period within which the Award may be exercised and will determine any conditions that must be satisfied before the Award may be exercised.

(3) The Administrator will determine the acceptable form of consideration for exercising an Award, including the method of payment. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Award will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d) Exercise of Award.

(1) Any Award granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Award may not be exercised for a fraction of a Share.

(2) An Award will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Award, and (ii) full payment for the Shares with respect to which the Award is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Award will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse, or, if approved by the Administrator, in the name of an estate planning vehicle established for the exclusive benefit of the Participant and the Participant’s family members within the meaning of Instruction A.1.(a)(5) of Form S-8 under the Securities Act. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Award, notwithstanding the exercise of the Award. The Company will issue (or cause to be issued) such Shares promptly after the Award is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 6 of the Plan.

(3) Exercising an Award in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Award, by the number of Shares as to which the Award is exercised.

(4) If a Participant ceases to be a Service Provider, the Participant may exercise his or her Award, to the extent vested, within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement). If after termination the Participant does not exercise his or her Award within the time specified by the Administrator, the Award will terminate, and the Shares covered by such Award will revert to the Plan.

(e) Vesting of Award. A Participant’s Award shall be subject to the vesting requirements set forth in the Award Agreement.

6. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 4 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a Change in Control, each outstanding Award will be treated as set forth in the applicable Award Agreement.

7. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, or local taxes, non-U.S. taxes, or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value not in excess of the maximum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a fair market value not in excess of the maximum statutory amount required to be withheld. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company (or any Parent or Subsidiary of the Company, as applicable) reimburse a Participant for any taxes imposed or other costs incurred as a result of Section 409A.

8. Amendment and Termination of the Plan. Subject to Section 2 above, the Plan is effective as of the Effective Date and will continue in effect for a term of ten (10) years following the Effective Date, unless terminated earlier in accordance with this Section 8. The Board may modify, amend, or terminate the Plan at any time, provided that such modification, amendment or termination shall not cancel, reduce, or otherwise adversely affect the amount of any Award previously determined and granted to any Participant as of the date of any such modification, amendment, or termination, without the consent of the Participant unless such modification, amendment or termination is required to conform the Plan to Applicable Laws.

9. No Guarantee of Employment. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor shall they interfere in any way with the

Participant’s right or the right of the Company to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

10. Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to conflict of law principles that would result in any application of any law other than the law of the State of California.

11. Definitions. For purposes of the Plan, the following definitions shall apply. Capitalized terms used but not otherwise defined in the Plan will have the meanings ascribed to such terms in the Equity Plan.

(a) “Annual LTI Award” means an annual long-term incentive equity award that may be granted to a Participant with respect to any given fiscal year during the Performance Period.

(b) “Award” or means each Nonstatutory Stock Option granted to a Participant pursuant to the Plan.

(c) “Award Agreement” means an agreement between a Participant and the Company evidencing the terms and conditions of the Award, in substantially the form attached hereto as Exhibit A.

(d) “Award Notice” means the “Notice of Stock Option Grant” that accompanies the Award Agreement.

(e) “Election Form” means the Election Form for Special Equity Award in substantially the form attached hereto as Exhibit B.

(f) “Equity Plan” means the Kodiak Sciences Inc. 2018 Equity Incentive Plan, as amended from time to time, or any successor plan thereto.

(g) “Participant” means an Employee of the Company who meets the eligibility requirements set forth in Section 1 hereof to receive, and who has received, an Award.

(h) “Performance Period” shall mean the period commencing as of the Date of Grant and ending on August 11, 2028; provided, that the Performance Period may be extended as set forth in the Award Agreement.

Exhibit A

Award Agreement

Kodiak Sciences Inc.

2021 LONG-TERM PERFORMANCE INCENTIVE PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the Kodiak Sciences Inc. 2021 Long-Term Performance Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Agreement, which includes the Notice of Stock Option Grant (the “Notice of Grant”), the Terms and Conditions of Stock Option Grant attached hereto as Exhibit A, and all appendices and exhibits attached thereto (all together, the “Option Agreement”).

NOTICE OF STOCK OPTION GRANT

Participant:

Address:

The undersigned Participant has been granted an Option to purchase Common Stock of Kodiak Sciences Inc. (the “Company”), subject to the terms and conditions of the Kodiak Sciences Inc. 2021 Long-Term Performance Incentive Plan attached hereto as Exhibit B (the “Plan”) and this Option Agreement, as follows:

Date of Grant:
Number of Shares Granted:
Exercise Price per Share:	$
Total Exercise Price:	$
Type of Option:	Nonstatutory Stock Option
Term/Expiration Date:

1. Vesting Schedule. The Option will be earned, vest and become exercisable based on the attainment of the Performance-Based Requirement and Service-Based Requirement, as described below. [FOR CEO ONLY: Notwithstanding the foregoing, the Option will be immediately exercisable pursuant to the Restricted Stock Purchase Agreement and related documents attached as Exhibit D hereto.]

(a) Performance-Based Requirement. Subject to the Participant continuing to be a Service Provider through each applicable date, the Option will be earned as to an applicable percentage of the Option based on the Stock Price meeting or exceeding the corresponding Stock Price Goal for a period of ninety (90) consecutive trading days during the Performance Period (such earned portion of the Option, the “Earned Option”), in accordance with the table below.

Option Tranche	Stock Price Goal	Tranche Earning Percentage	Cumulative Earning Percentage
Tranche 1	$200	7.5%	7.5%
Tranche 2	$300	12.5%	20%
Tranche 3	$400	25.0%	45%
Tranche 4	$500	25.0%	70%
Tranche 5	$600	20.0%	90%
Tranche 6	$700	5.0%	95%
Tranche 7	$800	5.0%	100%

(b) Service-Based Requirement. Following the attainment of the Stock Price Goal in accordance with Section 1(a) above, the Earned Option will be subject to additional time-based vesting and will vest in substantially equal monthly installments on the first day of each complete calendar month that occurs during the Service-Based Period, subject to the Participant continuing to be a Service Provider through each applicable vesting date.

(c) Operational and Sales Milestones.

(i) Notwithstanding Section 1(a) above, subject to the Participant continuing to be a Service Provider through each applicable date, the Option will be earned as to an applicable percentage of the Option based on the Company’s achievement of the corresponding Operational Milestone or Sales Milestone during the Performance Period, in accordance with the table below. Any such portion of the Option that is earned based on the Company’s achievement of the corresponding Operational Milestone or Sales Milestone during the Performance Period in accordance with this Section 1(c)(i) shall constitute the “Earned Option” for purposes of this Option Agreement.

Operational/Sales Milestone	Operational/Sales Milestone Earning Percentage
First Operational Milestone	15%
Second Operational Milestone	5%
Third Operational Milestone	5%
Sales Milestone	10%

(ii) Following the attainment of the Operational Milestone or Sales Milestone in accordance with Section 1(c)(i) above, the Earned Option will be subject to additional time-based vesting and will vest in substantially equal monthly installments on the first day of each complete calendar month that occurs during the Service-Based Period, subject to the Participant continuing to be a Service Provider through each applicable vesting date.

(iii) Notwithstanding anything herein to the contrary, the portion of the Option that is eligible to be earned based on the attainment of an Operational Milestone or Sales Milestone shall be inclusive of, and not in addition to, any portion of the Option that may be earned based on attainment of the Stock Price Goal. To the extent a portion of the Option becomes earned based on the attainment of an Operational Milestone or Sales Milestone, the subsequent tranche(s) of the Option that is eligible to be earned based on attainment of the Stock Price Goal shall be reduced by the excess, if any, of the number of Options earned over the “Cumulative Earning Percentage” set forth in the table in Section 1(a) above. For purposes of illustration only, (A) if fewer than 25% of the Option has been earned based on the Stock Price Goal, then up to 25% of the Option (inclusive of any portion previously earned based on the Stock Price Goal) shall be eligible to be earned based on attainment of the Operational Milestones and (B) if all three Operational Milestones are achieved following attainment of the Stock Price Goal for tranche 1 (i.e., $200) but prior to attainment of the Stock Price Goal for tranche 2 (i.e., $300) resulting in a Cumulative Earning Percentage equal to 25% of the Option, then (I) the portion of the Option eligible to be earned based on the Stock Price Goal in tranche 2 shall be reduced to zero and (II) the portion of the Option eligible to be earned based on the Stock Price Goal in tranche 3 shall be reduced to 20% in order to account for the 25% of the Option that has previously vested based on achievement of all three Operational Milestones. These principles are further illustrated in the table set forth below.

Option Tranche	Stock Price Goal	Tranche Earning Percentage	Cumulative Earning Percentage
Tranche 1	$200	7.5%	7.5%
Operational Milestones Achieved	-	17.5%	25%
Tranche 2	$300	~~12.5%~~	~~20%~~
Tranche 3	$400	~~25.0%~~ 20.0%	45%
Tranche 4	$500	25.0%	70%
Tranche 5	$600	20.0%	90%
Tranche 6	$700	5.0%	95%
Tranche 7	$800	5.0%	100%

2. Treatment Upon Termination of Employment.

(a) Termination for Cause. In the event that the Participant’s employment with the Company is terminated by the Company for Cause, the Unvested Option shall immediately terminate and be forfeited without consideration.

(b) Voluntary Resignation. In the event that the Participant’s employment with the Company is terminated due to the Participant’s voluntary resignation other than for Good Reason, the Unvested Option shall immediately terminate and be forfeited without consideration.

(c) Termination without Cause/for Good Reason. Subject to the Participant’s execution and delivery of a release and waiver of claims agreement drafted by and satisfactory to counsel for the Company, and such release and waiver of claims agreement must be executed and become effective within sixty (60) days following the employment termination date (the date such release and waiver of claims agreement becomes effective, the “Release Effective Date”), in the event that the Participant’s employment with the Company is terminated by the Company without Cause or due to the Participant’s resignation for Good Reason, a pro-rata portion of the Option that has been earned as of the date of such termination based on the attainment of the Stock Price Goal, Operational Milestones and/or Sales Milestone, as applicable, shall become vested and exercisable as of the Release Effective Date, based on a fraction the numerator of which is the number of completed Months of Service between the Date of Grant and the date of such termination and the denominator of which is eighty four (84). Any portion of the Option that remains unvested after giving effect to the preceding sentence shall immediately terminate and be forfeited without consideration.

(d) Retirement. In the event that the Participant’s employment with the Company is terminated due to the Participant’s Retirement, the portion of the Option that has been earned as of the date of such termination based on the attainment of the Stock Price Goal, Operational Milestones and/or Sales Milestone, as applicable, shall continue to vest and become exercisable based on the original monthly vesting schedule during the Service-Based Period as if such termination had not occurred. Any portion of the Option that is unearned as of the date of termination shall immediately terminate and be forfeited without consideration.

(e) Death/Severe Disability. In the event that the Participant’s employment with the Company is terminated due to the Participant’s death or Severe Disability, the portion of the Option that has been earned based on the attainment of the Stock Price Goal, Operational Milestones and/or Sales Milestone, as applicable, prior to the date of such termination shall become vested and exercisable as of the date of such termination. Any portion of the Option that is unearned as of the date of termination shall immediately terminate and be forfeited without consideration.

3. Post-Termination Exercise Period. The Option, to the extent earned and vested, will be exercisable for the following periods after the Participant ceases to be a Service Provider.

(a) Death. In the event of the death of the Participant during the period of continuous Service Provider status since the date of grant of the Option, or within three (3) months following termination of the Participant’s continuous Service Provider status, the Vested Option may be exercised by the Participant’s estate, or by a person who acquired the right to exercise the Option by bequest or inheritance, at any time within nine (9) months following the date of death or, if earlier, the date the Participant’s continuous Service Provider status terminated.

(b) Severe Disability. In the event of termination of Participant’s continuous Service Provider status as a result of the Participant’s Severe Disability, the Participant may exercise the Vested Option at any time within six (6) months following such termination.

(c) Retirement. In the event of termination of Participant’s continuous Service Provider status as a result of the Participant’s Retirement, the Participant may exercise the Vested Option at any time prior to the first (1st) anniversary of the end of the Performance Period.

(d) Other Termination. In the event of termination of the Participant’s continuous Service Provider status for any reason other than death, Severe Disability or Retirement, the Participant may exercise the Option at any time within three (3) months following such termination.

(e) Notwithstanding anything to the contrary in this Section 3, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 4 below.

4. Change in Control.

(a) In the event that a Change in Control occurs during the Performance Period, the Option will be earned as to an applicable percentage of the Option based on the per Share consideration received by the Company’s shareholders in such Change in Control transaction meeting or exceeding the corresponding Stock Price Goal, in accordance with the table set forth in Section 1(a) above, subject to straight-line interpolation to the extent such per Share consideration falls between two Stock Price Goals. For the avoidance of doubt, to the extent that less than thirty five percent (35%) of the Option has vested in such Change in Control based on the Stock Price Goal, then the Option shall remain eligible to be earned based on the attainment of the Operational Milestones and Sales Milestone in accordance with Section 1(c) above. Thereafter, the earned portion of the Option shall vest and become exercisable in accordance with Section 1(b) above; provided, however, that if (i) on the date twenty-four (24) months immediately following the consummation of such Change in Control, the Participant is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant or (ii) within twenty-four (24) months following the consummation of such Change in Control, the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, then in either the case of (i) or (ii), one hundred percent (100%) of the Option that has previously been earned based on the Stock Price Goal, Operational Milestones and/or Sales Milestone but that remains unvested based on the Service-Based Period shall vest and become exercisable in full, subject to the Participant’s execution and delivery of a release and waiver of claims agreement drafted by and satisfactory to counsel for the Company, and such release and waiver of claims agreement must be executed and become effective within sixty (60) days following the employment termination date or the second (2nd) anniversary of the Change in Control, as applicable.

(b) Notwithstanding the foregoing, in the event that the successor corporation does not assume or substitute for the Option, the Participant will fully vest in and have the right to exercise the portion of the Option that has been earned as of the date of such Change in Control after giving effect to Section 4(a) above. In addition, if an Award is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Award will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Award will terminate upon the expiration of such period.

5. Stockholder Approval Required. Notwithstanding anything to the contrary in this Option Agreement, the Option is subject to approval of the Plan by the stockholders of the Company at a special meeting of the Company’s stockholders to be held as soon as practicable following the Date of Grant. If such stockholder approval of the Plan is not obtained, then the Option granted hereunder will be forfeited and the Participant will receive 100% of the Participant’s Annual LTI Award for fiscal year 2021. If such stockholder approval is obtained, the Participant will forego a portion of each Annual LTI Award that may be granted by the Company to the Participant during the Performance Period (including, for the avoidance of doubt, the Annual LTI Award for fiscal year 2021), with such foregone portion being specified in the Participant’s Election Form.

6. Definitions. For purposes of this Option Agreement, the following definitions shall apply.

(a) “Annual LTI Award” means an annual long-term incentive equity award that may be granted to a Participant with respect to any given fiscal year during the Performance Period.

(b) “Cause” shall mean: (i) the Participant’s conviction of, including pleading guilty or nolo contendere to, any felony or any crime involving dishonesty; (ii) the Participant’s participation in any fraud or act of dishonesty against the Company that has caused or is reasonably expected to result in injury to the Company; (iii) a material violation by the Participant of any of the Company’s written policies or other serious misconduct, in each case that results in or is reasonably likely to result in material harm to Company; (iv) the Participant’s willful and continued failure substantially to perform any of the Participant’s job duties (other than as a result of total or partial Severe Disability) that is not cured within thirty (30) days following written notice of Cause from the Company; (v) conduct by the Participant which, in the good faith and reasonable determination of the Administrator, demonstrates gross unfitness to serve; or (vi) the Participant’s material breach of any agreement with the Company (or its subsidiaries or successors).

(c) “Corporate Transaction” shall mean any (i) consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the members/shareholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting equity of the continuing or surviving entity after such consolidation, merger or reorganization, (ii) any transaction or series of related transactions to which the Company is a party, in which in excess of fifty percent (50%) of the Company’s voting equity securities is transferred, except for bona fide sales of the Company’s equity securities to investors for primarily fundraising purposes, or (iii) a sale of substantially all of the assets of the Company.

(d) “Election Form” means the Election Form for Special Equity Award pursuant to which the Participant elected to forego a portion of each Annual LTI Award that may be granted by the Company to the Participant during the Performance Period.

(e) “Employment Agreement” shall mean the Executive Employment Agreement by and between the Company and Participant.

(f) “First Operational Milestone” shall mean U.S. Food and Drug Administration approval of a Biologics License Application in respect of a first major indication (RVO, DME and/or wAMD).

(g) “Good Reason” means the occurrence of any one or more of the following events without the prior written consent of Participant: (i) a material reduction in Base Salary or Targeted Incentive Bonus (as such terms are defined in the Employment Agreement) opportunity or benefits, provided that any reduction in Base Salary (and any reduction in the dollar amount of Participant’s Targeted Incentive Bonus opportunity resulting from such reduction in Base Salary) that is related to a cross executive team base salary reduction shall not constitute “Good Reason”; (ii) a material reduction in Participant’s title, duties, or responsibilities or change in reporting line; provided that a reassignment following a Corporate Transaction to a position that is substantially similar to the position held prior to the Corporate Transaction shall not constitute a material reduction in job responsibilities or duties; (iii) a relocation of Participant’s primary work location that increases Participant’s one-way commute by more than fifty (50) miles; (iv) failure of the successor company to assume obligations contained in this Option Agreement or any other equity compensation agreement in place between Participant and the Company at the time of the Corporate Transaction; (v) any written directive given to Participant by the Chief Executive Officer or the Board, as applicable, that is in conflict with Participant’s professional obligations or otherwise in violation of applicable law or regulation, in all cases, of which the Chief Executive Officer or the Board, as applicable, has knowledge of such obligations or law or regulation prior to the issuance of such directive; or (vi) the Company’s material breach of any terms of this Option Agreement, any other equity compensation agreement in place between Participant and the Company, or the Employment Agreement; provided, however, that no such event or condition shall constitute Good Reason unless (A) Participant gives the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition, (B) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice, and (C) the termination date occurs within ninety (90) days following the Company’s receipt of such notice.

(h) “Month of Service” shall mean a consecutive period of 30 calendar days during which the Participant is continuously employed with, and is actively providing service, to the Company or any Parent or Subsidiary of the Company.

(i) “Operational Milestone” shall mean each of the First Operational Milestone, Second Operational Milestone and Third Operational Milestone.

(j) “Performance Period” shall mean the period commencing as of the Date of Grant and ending on August 11, 2028; provided, that the Performance Period may be extended by up to ninety (90) trading days if as of the last day of the Performance Period (without regard to any extension) the Stock Price has reached or exceeded a Stock Price Goal for less than ninety (90) trading days.

(k) “Retirement” shall mean the Participant’s voluntary resignation from the Company on or after the date on which the Participant attains 65 years of age.

(l) “Sales Milestone” shall mean the first completed fiscal year of the Company in which the Company has generated sales of at least $2.5 billion.

(m) “Second Operational Milestone” shall mean U.S. Food and Drug Administration approval of a Biologics License Application in respect of a second major indication (RVO, DME and/or wAMD).

(n) “Service-Based Period” shall mean the period commencing on either (i) the date on which the applicable Stock Price Goal was attained in accordance with this Option Agreement or (ii) the date on which the applicable Operational Milestone or Sales Milestone was attained in accordance with this Option Agreement and ending, in either case, on the last day of the Performance Period.

(o) “Severe Disability” shall mean that the Participant is unable, due to a physical or mental impairment, to perform the essential functions of the Participant’s job position, with or without reasonable accommodation, for a period of two hundred seventy (270) consecutive calendar days. Any determination as to Severe Disability will be made by a licensed physician selected by the Administrator.

(p) “Stock Price” shall mean the closing sales price per share Common Stock as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market) on which the Common Stock is listed (or the closing bid, if no sales were reported), as reported in The Wall Street Journal in the Common Stock.

(q) “Stock Price Goal” shall mean each Stock Price target amount based on which the Option will be earned, as indicated in the table set forth in Section 1(a) above.

(r) “Third Operational Milestone” shall mean U.S. Food and Drug Administration approval of a Biologics License Application in respect of a third major indication (RVO, DME and/or wAMD).

(s) “Unvested Option” shall mean the portion of the Option other than the Vested Option.

(t) “Vested Option” shall mean the portion of the Option that has become earned and vested based on attainment of (i) the Stock Price Goal, Operational Milestone and/or Sales Milestone, as applicable, and (ii) the Participant’s continued employment with the Company through the Service-Based Period.

[Signature page follows.]

By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, attached hereto as Exhibit B, and this Option Agreement, including the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement, and fully understands all provisions of the Plan and this Option Agreement. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Option Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	Kodiak Sciences Inc.

Signature	Signature

Print Name	Print Name

Title

Address:

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1. Grant of Option. The Company hereby grants to the individual (the “Participant”) named in the Notice of Stock Option Grant of this Option Agreement (the “Notice of Grant”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Option Agreement and the Plan, each of which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan will prevail. The Option will be designated as a Nonstatutory Stock Option.

2. Vesting Schedule. Except as provided in Section 3, the Option awarded by this Option Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Option Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

3. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

4. Exercise of Option.

(a) Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”) in the form attached as Exhibit C or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together and of any Tax Obligations (as defined in Section 6(a)). This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

5. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a) cash;

(b) check;

(c) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d) if Participant is a U.S. employee, surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares and that are owned free and clear of any liens, claims, encumbrances, or security interests, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

6. Tax Obligations.

(a) Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or Parent or Subsidiary to which Participant is providing services (together, the Company, Employer and/or Parent or Subsidiary to which the Participant is providing services, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Option, including, without limitation, (i) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) the Participant’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Option or sale of Shares, and (iii) any other Company (or Service Recipient) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Option (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (A) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

(b) Tax Withholding. When the Option is exercised, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer. If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction. Pursuant to such procedures as the Administrator may specify from time to time, the Company and/or Service Recipient shall withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (iii) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iv) delivering to the Company already vested and owned Shares having a fair market value equal to such Tax Obligations, or (v) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences). To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant. Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such amounts are not delivered at the time of exercise.

(c) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

(d) Code Section 409A. Under Code Section 409A, a stock right (such as the Option) that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of an underlying share on the date of grant (a “discount option”) may be considered “deferred compensation.” A stock right that is a “discount option” may result in (i) income recognition by the recipient of the stock right prior to the exercise of the stock right, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The “discount option” may also result in additional state income, penalty and interest tax to the recipient of the stock right. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the fair market value of a Share on the date of grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the fair market value of a Share on the date of grant, Participant shall be solely responsible for Participant’s costs related to such a determination.

7. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

8. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

9. Nature of Grant. In accepting the Option, Participant acknowledges, understands and agrees that:

(a) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(b) all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;

(c) Participant is voluntarily participating in the Plan;

(d) the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(e) the Option and Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(g) if the underlying Shares do not increase in value, the Option will have no value;

(h) if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(i) for purposes of the Option, Participant’s engagement as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Option Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, (i) Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); and (ii) the period (if any) during which Participant may exercise the Option after such termination of Participant’s engagement as a Service Provider will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s engagement agreement, if any; the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her Option grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);

(j) unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(k) the following provisions apply only if Participant is providing services outside the United States:

(i) the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose;

(ii) Participant acknowledges and agrees that none of the Company, the Service Recipient, or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise; and

(iii) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of Participant’s engagement as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Parent, any Subsidiary or the Service Recipient, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent or Subsidiary and the Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

10. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

11. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer or other Service Recipient, the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her engagement as a Service Provider and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Options or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

12. Address for Notices. Any notice to be given to the Company under the terms of this Option Agreement will be addressed to the Company at Kodiak Sciences Inc., 1200 Page Mill Road, Palo Alto, CA 94304, or at such other address as the Company may hereafter designate in writing.

13. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant; provided, that, if approved by the Administrator, the Option may be transferred to an estate planning vehicle established for the exclusive benefit of Participant and Participant’s family members within the meaning of Instruction A.1.(a)(5) of Form S-8 under the Securities Act.

14. Successors and Assigns. The Company may assign any of its rights under this Option Agreement to single or multiple assignees, and this Option Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Option Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Option Agreement may only be assigned with the prior written consent of the Company.

15. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the purchase by, or issuance of Shares, to Participant (or his or her estate) hereunder, such purchase or issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Option Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience.

16. Language. If Participant has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17. Interpretation. The Administrator will have the power to interpret the Plan and this Option Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Option Agreement.

18. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Option Agreement.

20. Agreement Severable. In the event that any provision in this Option Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Option Agreement.

21. Amendment, Suspension or Termination of the Plan. By accepting this Option, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read, and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

22. Governing Law and Venue. This Option Agreement will be governed by the laws of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Option Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Option is made and/or to be performed.

23. Country Addendum. Notwithstanding any provisions in this Option Agreement, this Option shall be subject to any special terms and conditions set forth in the appendix (if any) to this Option Agreement for Participant’s country (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Option Agreement.

24. Modifications to the Agreement. This Option Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Option Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Option Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Option Agreement, the Company reserves the right to revise this Option Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with the Option.

25. No Waiver. Either party’s failure to enforce any provision or provisions of this Option Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Option Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

26. Tax Consequences. Participant has reviewed with its own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Option Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Option Agreement.

EXHIBIT B

Kodiak Sciences Inc.

2021 LONG-TERM PERFORMANCE INCENTIVE PLAN

STOCK OPTION AGREEMENT

COUNTRY ADDENDUM

TERMS AND CONDITIONS

This Country Addendum includes additional terms and conditions that govern the Option granted to Participant under the Plan if Participant works in one of the countries listed below. If Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which he or she is currently working or if Participant relocates to another country after receiving the Option, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to Participant.

Certain capitalized terms used but not defined in this Country Addendum shall have the meanings set forth in the Plan, and/or the Stock Option Agreement to which this Country Addendum is attached.

NOTIFICATIONS

This Country Addendum also includes notifications relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries listed in this Country Addendum, as of (except as otherwise noted below). Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the notifications herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be outdated when Participant exercises the Option or sells Shares acquired under the Plan.

In addition, the notifications are general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working (or is considered as such for local law purposes) or if Participant moves to another country after the Option is granted, the information contained herein may not be applicable to Participant.

EXHIBIT C

Kodiak Sciences Inc.

2021 LONG-TERM PERFORMANCE INCENTIVE PLAN

EXERCISE NOTICE

Kodiak Sciences Inc.

1200 Page Mill Road

Palo Alto, CA 94304

Attention: Stock Administration

1. Exercise of Option. Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Kodiak Sciences Inc. (the “Company”) under and pursuant to the 2021 Long-Term Performance Incentive Plan (the “Plan”) and the Stock Option Agreement, dated ________ and including the Notice of Grant, the Terms and Conditions of Stock Option Grant, and exhibits attached thereto (the “Option Agreement”). The purchase price for the Shares will be $_____________, as required by the Option Agreement.

[FOR CEO ONLY: Exercise of Option. Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Kodiak Sciences Inc. (the “Company”) under and pursuant to the 2021 Long-Term Performance Incentive Plan (the “Plan”) and the Stock Option Agreement, dated ________ and including the Notice of Grant, the Terms and Conditions of Stock Option Grant, the Restricted Stock Purchase Agreement and exhibits attached thereto (the “Option Agreement”). The Purchaser further acknowledges and agrees that the purchase of the Shares hereunder shall be subject to and conditioned upon the Participant entering into the Restricted Stock Purchase Agreement (in the form attached to the Option Agreement as Exhibit D) with respect to any Shares acquired by the Participant hereunder, and such Shares shall be subject to, and shall become vested and non-forfeitable in accordance with, the vesting schedule set forth in the Notice of Grant. The purchase price for the Shares will be $_____________, as required by the Option Agreement.]

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any Tax Obligations (as defined in Section 6(a) of the Option Agreement) to be paid in connection with the exercise of the Option.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 6 of the Plan.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6. Entire Agreement; Governing Law. The Plan and the Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This Option Agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

Submitted by: Accepted by:

PURCHASER	Kodiak Sciences Inc.

Signature	Signature

Print Name	Print Name
Address:

Title

Date Received

EXHIBIT D-1

KODIAK SCIENCES INC.

2021 LONG-TERM PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK PURCHASE AGREEMENT

THIS RESTRICTED STOCK PURCHASE AGREEMENT (the “Agreement”) is made between Victor Perlroth (the “Purchaser”) and Kodiak Sciences Inc. (the “Company”) or its assignees of rights hereunder as of __________________, ____.

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to such terms defined in the Company’s 2021 Long-Term Performance Incentive Plan (the “Plan”).

RECITALS

A. Pursuant to the exercise of the Option granted to Purchaser under the Plan and pursuant to the Stock Option Agreement (the “Option Agreement”) dated as of _______, 2021 by and between the Company and Purchaser, which Plan and Option Agreement are hereby incorporated by reference, Purchaser has elected to purchase _________ of those Shares of Common Stock which have not become vested under the vesting schedule set forth in the Option Agreement (“Unvested Shares”).

B. As required by the Option Agreement, as a condition to Purchaser’s election to exercise the Option, Purchaser must execute this Agreement, which sets forth the rights and obligations of the parties with respect to Shares acquired upon exercise of the Option.

1. Repurchase Option.

(a) If Purchaser’s status as a Service Provider is terminated for any reason, the Company shall have the right and option for one hundred and eighty (180) days from such date to purchase from Purchaser, or Purchaser’s personal representative, as the case may be, all of the Purchaser’s Unvested Shares as of the date of such termination at the price paid by the Purchaser for such Shares (the “Repurchase Option”).

(b) Upon the occurrence of such termination, the Company may exercise its Repurchase Option by delivering personally or by registered mail, to Purchaser (or his or her transferee or legal representative, as the case may be) with a copy to the escrow agent described in Section 2 below, a notice in writing indicating the Company’s intention to exercise the Repurchase Option and by delivering to the Purchaser (or the Purchaser’s transferee or legal representative) a check in the amount of the aggregate repurchase price. Upon delivery of such notice and payment of the aggregate repurchase price, the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and the rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Unvested Shares being repurchased by the Company.

(c) Whenever the Company shall have the right to repurchase Unvested Shares hereunder, the Company may designate and assign one or more employees, officers, directors or stockholders of the Company or other persons or organizations to exercise all or a part of the Company’s Repurchase Option under this Agreement and purchase all or a part of such Unvested Shares.

(d) If the Company does not elect to exercise the Repurchase Option conferred above by giving the requisite notice within one hundred and eighty (180) days following the termination, the Repurchase Option shall terminate.

(e) The Repurchase Option shall terminate in accordance with the vesting schedule contained in Purchaser’s Option Agreement.

2. Transferability of the Shares; Escrow.

(a) Purchaser hereby authorizes and directs the Secretary of the Company, or such other person designated by the Company, to transfer the Unvested Shares as to which the Repurchase Option has been exercised from Purchaser to the Company.

(b) To insure the availability for delivery of Purchaser’s Unvested Shares upon repurchase by the Company pursuant to the Repurchase Option under Section 1, Purchaser hereby appoints the Secretary, or any other person designated by the Company as escrow agent (the “Escrow Agent”), as its attorney-in-fact to sell, assign and transfer unto the Company, such Unvested Shares, if any, repurchased by the Company pursuant to the Repurchase Option and shall, upon execution of this Agreement, deliver and deposit with the Escrow Agent, the share certificates representing the Unvested Shares, together with the stock assignment duly endorsed in blank, attached hereto as Exhibit D-2. The Unvested Shares and stock assignment shall be held by the Escrow Agent in escrow, pursuant to the Joint Escrow Instructions of the Company and Purchaser attached as Exhibit D-3 hereto, until the Company exercises its Repurchase Option, until such Unvested Shares are vested, or until such time as this Agreement no longer is in effect. Upon vesting of the Unvested Shares, the Escrow Agent shall promptly deliver to the Purchaser the certificate or certificates representing such Shares in the Escrow Agent’s possession belonging to the Purchaser, and the Escrow Agent shall be discharged of all further obligations hereunder; provided, however, that the Escrow Agent shall nevertheless retain such certificate or certificates as Escrow Agent if so required pursuant to other restrictions imposed pursuant to this Agreement.

(c) Neither the Company nor the Escrow Agent shall be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.

(d) Transfer or sale of the Shares is subject to restrictions on transfer imposed by any applicable state and federal securities laws. Any transferee shall hold such Shares subject to all the provisions hereof and the Exercise Notice executed by the Purchaser with respect to any Unvested Shares purchased by Purchaser and shall acknowledge the same by signing a copy of this Agreement.

3. Ownership, Voting Rights, Duties. This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of Purchaser, except as specifically provided herein.

4. Legends. The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable federal and state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

5. Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares, which may be made by the Company pursuant to Section 6 of the Plan after the date of this Agreement.

6. Notices. Notices required hereunder shall be given in person or by registered mail to the address of Purchaser shown on the records of the Company, and to the Company at their respective principal executive offices.

7. Survival of Terms. This Agreement shall apply to and bind Purchaser and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

8. Section 83(b) Election. Purchaser hereby acknowledges that he has been informed that, with respect to the exercise of an Option for Unvested Shares, an election (the “Election”) may be filed by the Purchaser with the Internal Revenue Service, within thirty (30) days of the purchase of the exercised Shares, electing pursuant to Section 83(b) of the Code to be taxed currently on any difference between the purchase price of the exercised Shares and their Fair Market Value on the date of purchase. A form of Election under Section 83(b) is attached hereto as Exhibit D-4 for reference.

PURCHASER ACKNOWLEDGES THAT IT IS PURCHASER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON PURCHASER’S BEHALF.

9. Representations. Purchaser has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Purchaser understands that he or she (and not the Company) shall be responsible for his or her own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

10. Entire Agreement; Governing Law. The Plan and Option Agreement are incorporated herein by reference. The Plan, the Option Agreement, the Exercise Notice, and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This Agreement is governed by the internal substantive laws but not the choice of law rules of California.

Purchaser represents that he has read this Agreement and is familiar with its terms and provisions. Purchaser hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is deemed made as of the date first set forth above.

PURCHASER	KODIAK SCIENCES INC.
Signature	By
Print Name	Print Name
Title
Residence Address

Dated: _________________________, ____

EXHIBIT D-2

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED I, Victor Perlroth, hereby sell, assign and transfer unto Kodiak Sciences Inc. (the “Company”) _____________ shares of the common stock of the Company standing in my name of the books of the Company and represented by Certificate No. ___ herewith and do hereby irrevocably constitute and appoint the Company’s Secretary to transfer the said stock on the books of the Company with full power of substitution in the premises.

This Stock Assignment may be used only in accordance with the Restricted Stock Purchase Agreement between the Company and the undersigned dated ______________, _____ (the “Agreement”).

Dated: ___________________ Signature:

Name: Victor Perlroth

INSTRUCTIONS: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its “repurchase option,” as set forth in the Agreement, without requiring additional signatures on the part of the Purchaser.

EXHIBIT D-3

JOINT ESCROW INSTRUCTIONS

_________________, ____

Corporate Secretary

Kodiak Sciences Inc.

____________________

____________________

Dear _________________:

As Escrow Agent for both Kodiak Sciences. (the “Company”), and the undersigned purchaser of stock of the Company (the “Purchaser”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Purchase Agreement (the “Agreement”) between the Company and the undersigned, in accordance with the following instructions:

1. In the event the Company and/or any assignee of the Company (referred to collectively for convenience herein as the “Company”) exercises the Company’s repurchase option set forth in the Agreement, the Company shall give to Purchaser and you a written notice specifying the number of shares of stock to be purchased, the purchase price, and the time for a closing hereunder at the principal office of the Company. Purchaser and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2. At the closing, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver the stock assignments, together with the certificate evidencing the shares of stock to be transferred, to the Company or its assignee, against the simultaneous delivery to you of the purchase price (by cash, a check, or some combination thereof) for the number of shares of stock being purchased pursuant to the exercise of the Company’s repurchase option.

3. Purchaser irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as defined in the Agreement. Purchaser does hereby irrevocably constitute and appoint you as Purchaser’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated, including but not limited to the filing with any applicable state blue sky authority of any required applications for consent to, or notice of transfer of, the securities. Subject to the provisions of this paragraph 3, Purchaser shall exercise all rights and privileges of a stockholder of the Company while the stock is held by you.

4. Upon written request of the Purchaser, but no more than once per calendar year, unless the Company’s repurchase option has been exercised, you shall deliver to Purchaser a certificate or certificates representing so many shares of stock as are not then subject to the Company’s repurchase option. Within two hundred (200) days after cessation of Purchaser’s continuous employment by or services to the Company, or any parent or subsidiary of the Company, you shall deliver to Purchaser a certificate or certificates representing the aggregate number of shares held or issued pursuant to the Agreement and not purchased by the Company or its assignees pursuant to exercise of the Company’s repurchase option.

5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Purchaser, you shall deliver all of the same to Purchaser and shall be discharged of all further obligations hereunder.

6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Purchaser while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

10. You shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11. You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

12. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be an officer or agent of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent.

13. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

15. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses or at such other addresses as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto.

16. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

18. These Joint Escrow Instructions shall be governed by the internal substantive laws, but not the choice of law rules, of California.

[Signature page follows]

PARTICIPANT	KODIAK SCIENCES INC.
Signature	By
Print Name	Print Name
Title
Residence Address

ESCROW AGENT

Corporate Secretary

Dated:

EXHIBIT D-4

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income or alternative minimum taxable income, as the case may be, for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below.

1. The name, address and taxpayer identification (social security) number of the undersigned, and the taxable year in which this election is being made, are:

TAXPAYER’S NAME:

TAXPAYER’S SOCIAL SECURITY NUMBER:

ADDRESS:

TAXABLE YEAR:

The name, address and taxpayer identification (social security) number of the undersigned’s spouse are (complete if applicable):

SPOUSE’S NAME:

SPOUSE’S SOCIAL SECURITY NUMBER:

ADDRESS:

2. The property with respect to which the election is made is described as follows: __________ shares (the “Shares”) of the Common Stock of Kodiak Sciences Inc. (the “Company”).

3. The date on which the property was transferred is:___________________ ,______.

4. The property is subject to the following restrictions:

The Shares may not be transferred and are subject to forfeiture under the terms of an agreement between the taxpayer and the Company. These restrictions lapse upon the satisfaction of certain conditions contained in such agreement.

5. The Fair Market Value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms shall never lapse, of such property is: $_________________.

6. The amount (if any) paid for such property is: $_________________.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

[Signature page follows]

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: ___________________

Taxpayer

Exhibit B

Election Form

Kodiak Sciences Inc.

Election Form for Special Equity Award

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Kodiak Sciences Inc. (the “Company”) is providing you the opportunity to receive a one-time special equity award in the form of a stock option under the Kodiak Sciences Inc. 2018 Equity Incentive Plan (the “Plan”), pursuant to the terms and conditions set forth in this Election Form for Special Equity Award (“Election Form”) and as described in the attached Q&A (the “Special Award”).

Specifically, the Committee is giving you the opportunity in this Election Form to (1) elect whether you wish to receive the Special Award (such election, the “Opt-In Election”), which would be granted to you in lieu of a portion of each annual long term incentive award that may be granted by the Company to you during fiscal year 2021 and continuing through and including fiscal year 2027 (the “Election Period”), in each case subject to your continued status as a Service Provider (as defined in the Plan) on the applicable grant date (collectively, the “Annual Long Term Incentive Awards”), and, to the extent you make the Opt-In Election, (2) indicate your preference regarding the portion of the Annual Long Term Incentive Awards that you wish to forego (the “Percentage Election”).

We will be sending a DocuSign to complete this Election Form. Please complete the DocuSign before 5:00 p.m., Pacific Time on __________. To the extent that your completed Election Form is not received by such time, you will be deemed to have declined the Special Award.

Opt-In Election. I hereby make the following election with respect to the Special Award:

☐	Accept. I wish to accept the Special Award and forego a percentage of my Annual Long Term Incentive Award for each of the next seven years. I have indicated my Percentage Election below.
☐	Decline. I wish to decline the Special Award.

Percentage Election. I hereby elect to forego the following percentage of each Annual Long Term Incentive Award in exchange for the Special Award:

☐	0% of the Annual Long Term Incentive Awards in the form of the Special Award; or
☐	25% of the Annual Long Term Incentive Awards in the form a Special Award of _____non-qualified stock options; or
☐	50% of the Annual Long Term Incentive Awards in the form of a Special Award of _____non-qualified stock options; or
☐	75% of the Annual Long Term Incentive Awards in the form of a Special Award of ____non-qualified stock options.

By signing below, you acknowledge that you understand that, after 5:00 p.m., Pacific Time on __________, you may not withdraw or change your elections.

Signature	Date

Name (please print)

(Exhibit A). – Special Award Q&A

Exhibit A

Kodiak Sciences Inc.

Special Award Q&A

The following information in this Special Award Q&A (“Q&A”) is intended as a summary. It may not answer all of the questions you may have about the Special Award and is not intended to go into every detail regarding the Special Award. Please note that if there are any inconsistencies between the information in this Q&A and the terms of the Special Award (as set forth in the documentation evidencing the Special Award that will, in the event you make the Opt-In Election, be provided to you upon grant), the terms of the Special Award will control. Capitalized terms not explicitly defined in this Q&A or the Election Form will have the same meanings ascribed to them in the Plan.

Why am I receiving the Election Form?

To motivate and reward the next phase of transformational performance and growth, the Committee is considering approving a new long-term incentive compensation program (the “KSO Program”), pursuant to which each participant will be granted a Special Award that will vest subject to both time-based and performance-based vesting conditions (as described further below). You are receiving the Election Form because you are grade-level six or above and the Committee believes you are in a position to lead and influence the Company’s next phase of performance and growth, and therefore wants you to be a participant in the KSO Program. By electing to receive the Special Award, you will confirm your wish to participate in the KSO Program.

Is there an overview document to review details of KSO Program?

Eligible participants should read the “KSO Program 7-year Performance Award Participant Overview” . Please note that the KSO Program is subject to modification or cancellation based on shareholder voting from special proxy filing.

What is the potential value of the Special Award?

The Special Award is designed to provide approximately three times the value at the end of the seven year performance measurement period, based on assumptions used prior to grant date, as compared to the foregone portion of the Annual Long Term Incentive Awards.

How will the Special Award vest?

Subject to certain exceptions, the Special Award will be earned based upon the achievement of stock price performance objectives ranging from $200 to $800 over the next seven years. These performance objectives will need to be achieved, and sustained, over ninety (90) consecutive trading days at any time during the Election Period. Once earned, the Special Award will also be subject to time-based vesting conditions. Specifically, upon the achievement of any performance objective under the KSO Program, the underlying tranche of options will vest in equal monthly installments between the date of achievement of such performance objective and the end of the Election Period, subject to your continued status as a Service Provider through each such vesting date. Subject to certain exceptions, any stock price performance objectives that are not achieved by the end of the Election Period will result in the cancellation of any relevant tranches of the Special Award.

Are there any other ways for the Special Award to be earned and to vest?

A threshold level of the Special Award will be earned upon the attainment of certain operational performance objectives. Up to 25% of the Special Award will be earned upon the attainment of regulatory milestones tied to KSI-301. An additional 10% of the Special Award will be earned in the first fiscal year in which KSI-301 and/or KSI-501 has sales of $2.5 billion. To prevent double counting, the KSOs that are earned based on (Exhibit A). Please note that attainment of the stock price performance objectives (that is, the same KSOs cannot be earned twice).

Are there any other conditions applicable to the Special Award?

The Special Award will be subject to stockholder approval at a special meeting of the Company’s stockholders to be held as soon as practicable following the Committee’s approval of the KSO Program and the Special Award. If such shareholder approval is not obtained, then the Special Award will be forfeited and you will receive 100% of the value of your Annual Long Term Incentive Award for fiscal year 2021.

Who can I contact to answer any questions regarding the Special Award?

You are encouraged to direct questions to KSOQuestions@InfiniteEquity.com or contact John Borgeson at the Company to the extent you have any questions regarding the Special Award.